EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SMG Indium Resources Ltd. (a development stage company) on Form S-1 of our report dated April 1, 2010 with respect to our audits of the financial statements and the related statements of operations, changes in stockholder’s equity (deficiency) and cash flows of  SMG Indium Resources Ltd. (a development stage company) as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and for the period January 7, 2008 (inception) to December 31, 2008 and for the period January 7, 2008 (inception) to December 31, 2009, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

New York, New York
April 7, 2010